EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Biomoda, Inc.
(A Development Stage Company)
Albuquerque, New Mexico

We hereby consent to the inclusion in this Registration Statement on Form S-1 dated April 7, 2010 of our report dated March 29, 2010 relating to the consolidated financial statements for the years ended December 31, 2009 and 2008 and for the period from January 3, 1990 (inception) through December 31, 2009, included in the Annual Report on Form 10-K of Biomoda, Inc. for the year ended December 31, 2009. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC www.gbhcpas.com Houston, Texas
April 8, 2010